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                  KAREN M. L. WHELAN                                 IMMEDIATELY
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     UNIVERSAL LEAF NORTH AMERICA REPORTS FLOOD DAMAGE FROM HURRICANE FLOYD

         RICHMOND, VA September 20, 1999/PRNEWSWIRE/---- Universal Leaf North America, a subsidiary of Universal Leaf Tobacco Company, Inc., today reported that its operations in Rocky Mount, North Carolina, have suffered catastrophic flooding due to the impact of Hurricane Floyd. Universal believes that it carries adequate insurance on the facility; however access is currently hampered by flood waters and the extent of damage cannot yet be assessed. Tobacco processing and sales and administrative functions will be carried out at one or more of Universal's other facilities.

         R.E. Foy, Jr., President of Universal Leaf North America, noted, "As the flood waters recede, we will begin to evaluate the situation in order to determine the exact extent of damage and the condition of the facility. Our hearts go out to the people of Rocky Mount who have suffered significant losses in this disaster."

          Universal Leaf Tobacco Company, Inc. is a subsidiary of Universal Corporation (NYSE-UVV), a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation's gross revenues for the fiscal year that ended on June 30, 1999, were approximately $4 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.
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